Amendment No. 1 to

Distribution Agreement

This Amendment No. 1 (this “Amendment”), dated July 1, 2014 to that certain Distribution Agreement (the “Agreement”), dated January 21, 2014, between Reality Shares ETF Trust, a statutory trust established under the laws of the State of Delaware (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund and ALPS wish to amend the Agreement whereby the List of Portfolios (Appendix A) is modified.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Appendix A to the Agreement is deleted in its entirety and replaced with the Appendix A attached hereto; and

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any terms not herein defined shall have the meaning ascribed to them in the Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and the year first above written.

REALITY SHARES ETF TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Tom Trivella	By:	/s/ Jeremy O. May
Tom Trivella Treasurer		Jeremy O. May President

[Amendment No. 1 to Distribution Agreement]

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APPENDIX A

LIST OF PORTFOLIOS

Effective as of July 1, 2014

PORTFOLIO OF REALITY SHARES ETF TRUST

Fund	Ticker Symbol:

Reality Shares DIVS Index ETF	DIVS

Reality Shares NASDAQ-100 DIVS Index ETF	QQDV

Reality Shares DIVS ETF	DIVY

[Amendment No. 1 to Distribution Agreement]

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